Exhibit 4.8

CHROMOCELL THERAPEUTICS CORPORATION

Amendment No. 1 to Third Amended and Restated Promissory Note

Face Amount: $450,000.00	September 26, 2023
Purchase Price: $300,000.00	New York, NY

Chromocell Therapeutics Corporation, a Delaware corporation (the “Borrower”), and 3i, LP, its successors or assigns (the “Lender”), pursuant to that certain Third Amended and Restated Promissory Note, dated August 13, 2023 (the “Note”), do hereby agree to amend the Note to extend the Maturity Date (as defined in the Note) to October 10, 2023.

In consideration thereof, the Company agrees to pay to Lender the amount of One Hundred Dollars ($100).

Except as specifically set forth herein, Borrower and Lender hereby confirm that the terms of the Note remain unmodified and in full force and effect.

BORROWER:

Chromocell Therapeutics Corporation

By:	/s/ Francis Knuettel II
Name: Francis Knuettel II
Title: Chief Financial Officer

LENDER:

3i, LP

By:	/s/ Maier J. Tarlow
Name: Maier J. Tarlow
Title: Manager On Behalf Of The GP